Exhibit 2.1

Fourth Amendment to the
Reorganization Agreement

This Fourth Amendment (this “Amendment”) to the Reorganization Agreement (the “Agreement”) dated December 5, 2011, among River Valley Bancorp, an Indiana corporation (“RVB”), Citizens Union Bancorp of Shelbyville, Inc., a Kentucky corporation (“Citizens”), River Valley Financial Bank, a federal savings bank wholly owned by RVB (“River”), and Dupont State Bank, an Indiana commercial bank wholly owned by Citizens (“Dupont”), is made and entered into among RVB, Citizens, River and Dupont as of October 12, 2012.

RECITALS

WHEREAS, RVB, Citizens, River and Dupont mutually desire to amend the Agreement in the manner set forth in this Amendment.

NOW THEREFORE, RVB, Citizens, River and Dupont agree to amend the Agreement as follows:

1.  Recital A in the Agreement shall be amended to read in its entirety as follows:

“A.           RVB, River, Citizens and Dupont, on the terms and conditions hereinafter set forth, desire to effect an acquisition transaction pursuant to which RVB will acquire all of the shares of Dupont Common Stock (as hereinafter defined) outstanding at Closing (as hereinafter defined) at an aggregate purchase price per share equal to $5,700,000 payable in cash.”

2.  Section 1.2(a)(i) shall be amended to read in its entirety as follows:

“(a)           (i)           At the Effective Time, all of the outstanding shares of common stock, $10.00 par value per share, of Dupont (the “Dupont Common Stock”), all of which are owned by Citizens, shall, by virtue of the Merger and without any further action on the part of the holder thereof, be converted into the right to receive $5,700,000 payable in cash (the “Merger Consideration”).”

3.  Section 1.4(a)(iv) shall be amended to read as follows:

“(iv)           cash in the amount of $5,700,000 wired to an account provided by Citizens; and”

4.  A revised Exhibit A to the Agreement (Plan and Agreement of Merger) is attached hereto.

5.  All other terms of the Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, RVB, River, Citizens and Dupont have each caused this Amendment to be executed by the undersigned duly authorized officers, as of the date first above written.

River Valley Bancorp		River Valley Financial Bank

By:	/s/ Matthew P. Forrester	By:	/s/ Matthew P. Forrester

Dupont State Bank		Citizens Union Bancorp of Shelbyville, Inc.

By:	/s/ Delbert D. Read	By:	/s/ Steven E. Barker

2

Exhibit A

Plan and Agreement of Merger

This Plan and Agreement of Merger (this “Agreement’) dated as of __________, 2012, by and among River Valley Financial Bank, a federal savings association (“River”) and Dupont State Bank, an Indiana commercial bank (“Dupont”).

W I T N E S S E T H:

WHEREAS, RVB, River, Dupont and Citizens Union Bancorp of Shelbyville, Inc. have entered into a Reorganization Agreement dated as of December 5, 2011 (the “Reorganization Agreement”), as amended on May 31, 2012, June 29, 2012, July 31, 2012, and October 12, 2012, providing for the acquisition by RVB of all of the outstanding shares of common stock, $10.00 par value, of Dupont in a merger of River into Dupont pursuant to the provisions of  the Indiana Financial Institutions Act, the Federal Deposit Insurance Act, the Home Owners’ Loan Act of 1933, as amended, and the Bank Holding Company Act of 1956; and

WHEREAS, the Boards of Directors of River and Dupont have each adopted a resolution approving this Agreement and the Boards of Directors of River and Dupont have directed that this Agreement and the Merger be submitted to the sole shareholder of River and of Dupont for adoption and approval;

NOW, THEREFORE, the parties hereto, in consideration of amounts to be paid pursuant hereto and subject to the terms and conditions of the Reorganization Agreement, agree as follows:

ARTICLE I
Constituent Corporations

River and Dupont shall be the constituent corporations with respect to the Merger.

ARTICLE II
First Merger

Effective as of the time set forth in articles of merger filed with the Indiana Secretary of State and in articles of combination filed with the Office of the Comptroller of the Currency (the “Effective Time”), River shall be merged with and into Dupont, and Dupont shall be the surviving institution (the “Surviving Bank”).

ARTICLE III
Charter, By-Laws, Etc.

1.           Charter. At the Effective Time of the Merger, the articles of incorporation of Dupont in effect immediately prior to the Effective Time of the Merger shall continue to be the

Articles of Incorporation of the Surviving Bank, provided, however, that as of the Effective Time, Article 1(A) of the Articles of Incorporation of the Surviving Bank shall read in its entirety as follows:

“(A) The name of this corporation shall be “River Valley Financial Bank.” ”

and Article 2 of the Articles of Incorporation of the Surviving Bank shall read in its entirety as follows:

“Article 2

The principal office of this bank shall be located at 430 Clifty Drive, Madison, Indiana.”

2.           By-Laws. At the Effective Time of the Merger, the By-Laws of Dupont in effect immediately prior to the Effective Time of the Merger shall continue to be the By-Laws of the Surviving Bank.

3.           Directors and Officers. At the Effective Time of the Merger, the directors and officers of River then holding office shall continue to be and become the directors and officers of the Surviving Bank, subject to the Surviving Bank’s Articles of Incorporation and By-Laws and applicable law as to the term and removal of directors and officers.

4.           Home Office. The home office and branch offices of River immediately prior to the Merger shall be the home office and branch offices of the Surviving Bank at the Effective Time. The home office and branches of Dupont immediately prior to the Merger shall become branch offices of the Surviving Bank.

ARTICLE IV
Manner of Converting and Cancelling Stock

1.           At the Effective Time of the Merger, the issued and outstanding shares of Dupont Common Stock, $10.00 par value per share, and the issued and outstanding shares of River common stock, $.01 par value per share, without further action on the part of Dupont, River, or their respective shareholders, shall be exchanged for the right to receive cash or continued in existence as follows:

(a)           Each of the shares of Dupont Common Stock outstanding immediately prior to the Effective Time shall be converted by operation of law into the right to receive cash consideration of $356.25, without interest and only upon the surrender of the certificate representing such share in accordance with paragraph 2 of this Article IV (the “Merger Consideration”).

(b)           Each share of River Common Stock, $.01 par value per share, outstanding immediately prior to the Effective Time of the Merger, shall be converted into one share of Dupont Common Stock, $10.00 par value per share.

2.           At the Effective Time of the Merger, each holder of a Certificate that surrenders such Certificate to RVB will, upon acceptance thereof by RVB, be entitled to receive the Merger Consideration, which shall be paid after acceptance of such Certificate.

3.           After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of Dupont of any certificates representing shares of Dupont Common Stock.

ARTICLE V
Effective Time of Merger

From and after the Effective Time, the Surviving Bank shall have all of the rights, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real personal and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Bank without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

ARTICLE VI
Surviving Bank

From and after the Effective Time, the Surviving Bank shall be responsible for all obligations of each of the constituent corporations and each claim existing and each action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place, and the Surviving Bank may be substituted in the place of such constituent corporation. No right of any creditor of either constituent corporation and no lien upon the property of either constituent corporation shall be impaired by the Merger.

ARTICLE VII
Further Documents

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Bank the title to any property or rights of the constituent corporations, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent corporations immediately prior to the Effective Time (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise to carry out the provisions hereof.

ARTICLE VIII
Effect of Termination

In the event that this Agreement is terminated pursuant to Article VII of the Reorganization Agreement, the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

ARTICLE IX
Liquidation Account

For purposes of granting a limited priority claim to the assets of the Surviving Bank, in the unlikely event (and only upon such event) of a complete liquidation of the Surviving Bank to persons who maintained savings accounts with River at the Effective Time and continue to maintain savings accounts with the Surviving Bank after the Merger, and who, immediately prior to the Effective Time had a subaccount balance (as described in 12 C.F.R. § 563b.3(f)(4)) with respect to any liquidation account of River, the Surviving Bank shall, at the time of the Merger, establish a liquidation account(s) in an amount equal to the liquidation account(s) of such persons immediately prior to the Effective Time, which liquidation account(s) shall participate pari passu with any other liquidation accounts of the Surviving Bank.  If the balance in any savings account to which a subaccount balance relates at the close of business on the last day of any fiscal year of the resulting institution after the Effective Time is less than the balance in such savings account at the Effective Time or at the close of business on the last day of any other fiscal year of the resulting institution after the Effective Time, such subaccount balance shall be reduced in an amount proportionate to the reduction in such savings account balance.  No subaccount balance shall be increased, notwithstanding any increase in the balance of the related savings account.  If such related savings account is closed, such subaccount shall be reduced to zero upon such closing.  In the event of a complete liquidation of the Surviving Bank, and only in such event, the amount distributable to each accountholder will be determined in accordance with the rules and regulations of the Office of the Comptroller of the Currency pertaining to conversions by savings associations from mutual to stock form of organization, on the basis of such accountholder’s subaccount balance with the Surviving Bank at the time of its liquidation.  No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction, whether or not the resulting institution is the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the liquidation account shall be assumed by the surviving institution.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested to on their behalf by their officers thereunto duly authorized as of the day and year first written above.

River Valley Financial Bank		Dupont State Bank

By:		By:
	Matthew P. Forrester, President		Robyn J. Meek, President